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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                -----------------

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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                          NBT Investment Company, Inc.
                          ----------------------------
                                     (Name)

                   52 S. Broad Street, Norwich, New York 13815
                   -------------------------------------------
                     (Address of Principal Business Office)

                     Telephone Number, including Area Code:
                                 (607) 337-6246

                                  Joe C. Minor
                   52 S. Broad Street, Norwich, New York 13815
                   -------------------------------------------
               (Name and Address of Agent for Service of Process)

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

              YES     [ ]                       NO       [X]




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         Item 1.           NBT Investment Company, Inc.

         Item 2.           Maryland; May 30, 2000

         Item 3.           Corporation

         Item 4.           Management company

         Item 5.           a.  closed-end
                           b.  non-diversified

         Item 6.           Michael J. Chewens
                           52 S. Broad Street
                           Norwich, New York 13185

         Item 7.           Joe C. Minor, Director and President
                           52 S. Broad Street
                           Norwich, New York 13185

                           Christopher P. Taft, Director
                           188 Arrowhead Way
                           Clinton, NY  13323

                           Dennis W. Trautman, Director
                           4483 Swissvale Drive
                           Manlius, NY  13104

                           Michael J. Chewens, Treasurer
                           52 S. Broad Street
                           Norwich, New York 13185

                           Kathie J. Deierlein, Secretary
                           52 S. Broad Street
                           Norwich, New York 13185


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         Item 8.           Not Applicable

         Item 9.           a.       No
                           b.       Not Applicable
                           c.       No
                           d.       Yes
                           e.       Number of Beneficial Owners:  1
                                    Name:  Michael J. Chewens

         Item 10. $1,000

         Item 11. No

         Item 12. Not Applicable


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         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Norwich, New York on this 1st day of June, 2000.

                                      Signature: NBT Investment Company, Inc.

                                      By:     /s/ Joe C. Minor
                                              -------------------------------
                                              President and Director

Attest: /s/ Kathie J. Deierlein
       ----------------------------
Title: Secretary



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